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                                                                    EXHIBIT 12.1

                              ANALOG DEVICES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)
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                                                                     FISCAL YEAR ENDED                          NINE MONTHS ENDED
                                             ---------------------------------------------------------------   -------------------
                                             OCTOBER 28,   NOVEMBER 2,  NOVEMBER 1,  OCTOBER 31,  OCTOBER 30,  JULY 31,    JULY 29,
                                                1995         1996          1997         1998         1999        1999        2000
                                              --------     --------      --------     --------     --------    --------    --------
Determination of earnings:
  Income from continuing operations
   before provision for taxes on income(a)    $159,435     $230,837      $235,665     $161,366     $259,114    $161,483    $580,366
  Fixed charges                                  5,572       12,585        13,894       12,687        9,541       9,285       4,143
                                              --------     --------      --------     --------     --------    --------    --------
    Total earnings as defined                  165,007      243,422       249,559      174,053      268,655     170,768     584,509
                                              ========     ========      ========     ========     ========    ========    ========


Fixed Charges:
  Interest expense (b)                           4,201       11,289        12,507       11,229        8,071       8,182       2,863
  Interest portion of rent expense               1,371        1,296         1,387        1,458        1,470       1,103       1,280
                                              --------     --------      --------     --------     --------    --------    --------
    Fixed charges                                5,572       12,585        13,894       12,687        9,541       9,285       4,143
  Capitalized interest                              --           --         2,733        3,034           --          --          --
                                              --------     --------      --------     --------     --------    --------    --------
    Total fixed charges                       $  5,572     $ 12,585      $ 16,627     $ 15,721     $  9,541    $  9,285    $  4,143
                                              ========     ========      ========     ========     ========    ========    ========

Ratio of earnings to fixed charges                29.6         19.3          15.0         11.1         28.2        18.4       141.1
                                              ========     ========      ========     ========     ========    ========    ========
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(a)  Net of dividends and income/loss on WaferTech
(b)  Interest expense includes amortization of capitalized debt issue costs.